Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sacks Parente Golf, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-l of our report dated June 24, 2022 which report includes an explanatory paragraph relating to substantial doubt about Sacks Parente Golf, Inc.’s, ability to continue as a going concern, relating to the consolidated financial statements of Sacks Parente Golf, Inc. as of December 31, 2021 and 2020 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company

Los Angeles, California

August 5, 2022

1925 Century Park East, Suite 1120	Other offices:
Los Angeles, California 90067	Florida
Telephone: 310.601.2200	Hong Kong, PRC
Fax: 310.601.2201
www.weinbergla.com